UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2009

THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio	44092-2298
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 943-4200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) Effective November 10, 2009, the Board of Directors of The Lubrizol Corporation appointed Edward P. Campbell a director of the Company. Mr. Campbell will be up for election by shareholders at the 2010 Annual Meeting for a one-year term and will serve on the Nominating and Governance Committee and the Audit Committee.

There is no arrangement pursuant to which Mr. Campbell was selected as a director, and there are no related party transactions between The Lubrizol Corporation and Mr. Campbell that are reportable under Item 404(a) of Regulation S-K.

Mr. Campbell will participate in Lubrizol’s standard compensation arrangements and plans for non-employee directors described in The Lubrizol Corporation Proxy Statement dated March 25, 2009, including The Lubrizol Corporation Deferred Compensation Plan for Directors. As with all of Lubrizol’s non-employee directors, Lubrizol has entered into an indemnification agreement with Mr. Campbell pursuant to which he is entitled to indemnification and advancement of expenses to the maximum extent provided by Ohio law if he is, or is threatened to be made, a party to a proceeding by reason of his status as a director of Lubrizol.

In connection with his appointment, Mr. Campbell received a grant of 429 restricted stock units under The Lubrizol Corporation 2005 Stock Incentive Plan, which represents a pro-rata amount of the restricted stock unit award automatically granted to independent directors each Annual Meeting of Shareholders. This award will vest on the date of the 2010 Annual Meeting of Shareholders.

A copy of the press release announcing Mr. Campbell’s appointment is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is furnished herewith:

99.1	Press release dated November 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION

Date: November 13, 2009

	By:	/s/ Leslie M. Reynolds
	Name:	Leslie M. Reynolds
	Title:	Corporate Secretary and Counsel

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